EXHIBIT 10.2

April 24, 2007
To:	Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020
Attn: Treasurer
Telephone: 215-633-4899
Facsimile: 215-638-6759
From:	JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

Re:	Convertible Bond Hedge Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) and Charming Shoppes, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.  This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in Indenture to be dated as of April 30, 2007 between Counterparty and Wells Fargo Bank, National Association as trustee (the “Indenture”) relating to the USD 250,000,000 principal amount of 1.125% Senior Convertible Notes due 2014 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to or upon the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

This Confirmation evidences a complete and binding agreement between JPMorgan and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if JPMorgan and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.  The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 24, 2007
Effective Date:	The closing date of the offering of the Convertible Securities.
Option Type:	Call
Seller:	JPMorgan
Buyer:	Counterparty
Shares:	The Common Stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “CHRS”).
Number of Options:
25% of the number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities; provided that if the initial purchasers (as defined in the Purchase Agreement defined below) exercise their option to purchase additional Convertible Securities pursuant to Section 2(c) of the Purchase Agreement related to the purchase and sale of the Convertible Securities dated as of April 24, 2007 among Counterparty, Banc of America Securities LLC and J.P. Morgan Securities Inc. (the “Purchase Agreement”), then on the Additional Premium Payment Date, the Number of Options shall be automatically increased by 25% of the number of Convertible Securities in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”).

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate.
Conversion Rate:	As defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 10.01(c) and 10.04(g) of the Indenture.
Strike Price:	USD 15.3791
Premium:
USD 20,562,500.00; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and USD 329.00 shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	April 30, 2007
Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Securities.
Exchange:	The NASDAQ Global Select Market
Related Exchange:	All Exchanges
Procedures for Exercise:
Potential Exercise Dates:	Each Conversion Date.
Conversion Date:	Each “Conversion Date” as defined in the Indenture.
Required Exercise on
Conversion Dates:
On each Conversion Date, a number of Options equal to 25% of the number of Convertible Securities in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	May 1, 2014
Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”, subject to the provisions of “Notice of Exercise” below.
Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify JPMorgan in writing prior to 5:00 PM, New York City time, on the Scheduled Valid Day prior to the scheduled first day of the applicable Settlement Averaging Period relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date (such Convertible Securities, the “Relevant Convertible Securities”) of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled first day of the applicable Settlement Averaging Period, (iii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities and (iv) whether Counterparty has elected to satisfy its conversion obligations with respect to the Relevant Convertible Securities in Shares only (as described in Section 10.02(b) of the Indenture) (“Gross Share Settlement”); provided that with respect to Options relating to Relevant Convertible Securities with a Conversion Date occurring on or after November 15, 2013, such Notice of Exercise may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of Options being exercised.

Notice of Gross Share Settlement:
If Counterparty has elected Gross Share Settlement for all Convertible Securities with a Conversion Date occurring on or after November 15, 2013, then with respect to Options relating to such Convertible Securities, Counterparty shall notify JPMorgan of such election before 5:00 p.m. (New York City time) on or prior to November 15, 2013.

JPMorgan’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	To be provided by JPMorgan.

Settlement Terms:
Settlement Method:	Net Share Settlement
Net Share Settlement:
JPMorgan will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:
In respect of any Option exercised or deemed exercised, a number of Shares equal to (i) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the product of (x) excess, if any, of the Relevant Price less the Strike Price on such Valid Day and (y) the Conversion Rate on such Valid Day divided by (B) such Relevant Price, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number “zero”. Notwithstanding the forgoing, if Counterparty has elected Gross Share Settlement and so specified in the Notice of Exercise, or if applicable, the Notice of Gross Share Settlement, then with respect to any Option relating to the Relevant Convertible Securities with a Conversion Date occurring on or following November 15, 2013, the Net Shares shall be equal to the lesser of (i) a number of Shares determined as described above and (ii) a number of Shares equal to the Net Convertible Value for such Option divided by the Obligation Price.

JPMorgan will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.
Net Convertible Value:	With respect to an Option, (i) the Total Convertible Value for such Option minus (ii) USD 1,000.
Total Convertible Value:
With respect to an Option, (i) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder of an Convertible Security for the relevant Conversion Date pursuant to Section 10.03(b) of the Indenture, multiplied by (ii) the Obligation Price.

Obligation Price:	The opening price as displayed under the heading “Op” on Bloomberg page CHRS.UQ <equity> (or any successor thereto) on the Obligation Valuation Date.
Obligation Valuation Date:	Settlement Date
Settlement Averaging Period:
For any Option, (i) with respect to an Option with a Conversion Date occurring prior to November 15, 2013, the fifty (50) consecutive Valid Day period beginning on, and including, the second Valid Day following such Conversion Date (or the one hundred (100) consecutive Valid Day period commencing on, and including, the second Valid Day following such Conversion Date if Counterparty has elected Gross Share Settlement and specified Gross Share Settlement in the Notice of Exercise) or (ii) with respect to an Option with a Conversion Date occurring on or following November 15, 2013, the fifty (50) consecutive Valid Day period beginning on, and including, the fifty-second (52nd) Scheduled Valid Day immediately prior to the Expiration Date (or the one hundred (100) consecutive Valid Day period commencing on, and including, the one hundred and second (102nd) Scheduled Valid Day immediately prior to the Expiration Date if Counterparty has delivered a Notice of Gross Share Settlement to JPMorgan on or prior to November 15, 2013).

Settlement Date:	For any Option, the third Valid day following the final day of the applicable Settlement Averaging Period with respect to such Option.
Settlement Currency:	USD
Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares (or other security for which a Relevant Price must be determined) is not so listed or quoted, a Valid Day means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the primary U.S. national securities exchange or market on which the Shares are listed or admitted to trading.
Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means in respect of a Share, (i) a failure by the Exchange or, if the Shares are not then listed on the Exchange, by the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, by the principal other market on which the Shares are then traded, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for the Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.

Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CHRS.UQ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session hours.

Other Applicable Provisions:
To the extent JPMorgan is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that JPMorgan is obligated to deliver Shares hereunder.

Restricted Certificated Shares:
Notwithstanding anything to the contrary in the Equity Definitions, JPMorgan may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:
Method of Adjustment:
Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 10.04 of the Indenture, the Calculation Agent shall make a corresponding adjustment, if necessary, to the terms relevant to the exercise, settlement or payment of the Transaction; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 10.01(c) or Section 10.04(g) of the Indenture.

Extraordinary Events:
Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.06 of the Indenture.
Tender Offer:
Applicable. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (1) of the definition of “Change of Control” in Section 1.01 of the Indenture.

Consequences of Merger Events and
Tender Offers:
Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Sections 10.01(c) and 10.04(g) of the Indenture; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to JPMorgan is not reduced as a result of such adjustment.

Nationalization, Insolvency
or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:	Applicable
(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Applicable
(e) Increased Cost of Hedging:	Applicable
Hedging Party:	For all applicable Additional Disruption Events, JPMorgan
Determining Party:	For all applicable Additional Disruption Events, JPMorgan
Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3. Calculation Agent:  JPMorgan

4. Account Details:
JPMorgan Payment Instructions:

JPMorgan Chase Bank, National Association, New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association - London
A/C: 0010962009 CHASUS33

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of JPMorgan for the Transaction is:

JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

The Office of Counterparty for the Transaction is: 450 Winks Lane, Bensalem, PA 19020

6. Notices: For purposes of this Confirmation:
(a) Address for notices or communications to Counterparty:

To:	Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020
Attn:	Treasurer
Telephone:	215-633-4899
Facsimile:	215-638-6759

(b) Address for notices or communications to JPMorgan:

To:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention:	Eric Stefanik
Title:	Operations Analyst
EDG Corporate Marketing
Telephone:	(212) 622-5814
Facsimile:	(212) 622-8534

3.  Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, JPMorgan as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through JPMorgan or JPMorgan Chase Bank, National Association, London Branch.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that JPMorgan is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 or 149 (each as amended) or 150, EITF Issue No. 00-19, 01-06 or 03-06 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to JPMorgan a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as JPMorgan shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(x) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein.

(xi) Counterparty understands no obligations of JPMorgan to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of JPMorgan or any governmental agency.

(b) Each of JPMorgan and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of JPMorgan and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to JPMorgan that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (c) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (d) all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(e)  Counterparty shall deliver to JPMorgan an opinion of counsel, dated as of the Trade Date and reasonably acceptable to JPMorgan in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend.

“Repayment Event” means that (A) any Convertible Securities are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Securities or otherwise) and (D) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Securities pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, JPMorgan shall owe Counterparty any amount pursuant to Section 12.2 or 12.3 of the Equity Definitions and “Consequences of Merger Events and Tender Offers” above, or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require JPMorgan to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to JPMorgan, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”); provided that if Counterparty does not validly request JPMorgan to satisfy its Payment Obligation by the Share Termination Alternative, JPMorgan shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:
Applicable and means that JPMorgan shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to JPMorgan at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of JPMorgan, any Shares (the “Hedge Shares”) acquired by JPMorgan for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by JPMorgan without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow JPMorgan to sell the Hedge Shares in a registered offering, make available to JPMorgan an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to JPMorgan, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to JPMorgan, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford JPMorgan a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if JPMorgan, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow JPMorgan to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to JPMorgan, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to JPMorgan, due diligence rights (for JPMorgan or any designated buyer of the Hedge Shares from JPMorgan), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to JPMorgan (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate JPMorgan for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from JPMorgan at the Relevant Price on such Exchange Business Days, and in the amounts, requested by JPMorgan.

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

(i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)  Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “JPMorgan may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless JPMorgan, its affiliates and their respective directors, officers, employees, agents and controlling persons (JPMorgan and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of JPMorgan.

(f) Transfer and Assignment. JPMorgan may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, without the consent of Counterparty, to (i) any of its affiliates, (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, JPMorgan, or (iii) any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of JPMorgan at the time of the transfer and (ii) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody's”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and JPMorgan. If at any time at which the Equity Percentage exceeds 8%, JPMorgan, in its discretion, is unable to effect such a transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to JPMorgan such that the Equity Percentage is reduced to 8% or less, JPMorgan may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 8%. In the event that JPMorgan so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of the number of Shares that JPMorgan or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. JPMorgan may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)  in such notice, JPMorgan will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the applicable Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver hereunder among the Staggered Settlement Dates or delivery times; and

(ii)  the aggregate number of Shares that JPMorgan will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that JPMorgan would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. JPMorgan may postpone any Potential Exercise Date or any other date of valuation or delivery by JPMorgan, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Shares it is required to deliver hereunder), if JPMorgan determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if JPMorgan were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by JPMorgan. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan obligations in respect of the Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k)  Netting and Set-off.

(i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Counterparty to JPMorgan and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by JPMorgan to Counterparty and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, JPMorgan shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that JPMorgan or any affiliate of JPMorgan may have to or against Counterparty hereunder or under the Agreement against any right or obligation JPMorgan or any of its affiliates may have against or to Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(k)) or any other agreement between the parties to the contrary, (A) Counterparty shall not net or set off its obligations under the Transaction, if any, against its rights against JPMorgan under any other transaction or instrument; (B) JPMorgan may net and set off any rights of JPMorgan against Counterparty arising under the Transaction only against obligations of JPMorgan to Counterparty arising under any transaction or instrument if such transaction or instrument does not convey rights to JPMorgan senior to the claims of common stockholders in the event of Counterparty’s bankruptcy; and (C) in the event of Counterparty’s bankruptcy, JPMorgan waives any and all rights it may have to set-off in respect of the Transaction, whether arising under agreement, applicable law or otherwise. JPMorgan will give notice to Counterparty of any netting or set off effected under this provision.

(l)  Equity Rights. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m)  Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on April 30, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than May 3, 2007) (April 30, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan and Counterparty thereunder shall be cancelled and terminated and (ii) purchase from the JPMorgan on the Early Unwind Date all Shares purchased by JPMorgan or one of more of its affiliates and Counterparty shall pay to JPMorgan an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of JPMorgan’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by JPMorgan or its affiliates in connection with such hedging activities). The amount of any such reimbursement shall be determined by the JPMorgan in its sole good faith discretion. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. JPMorgan and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n)  Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(o)  Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p)  Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Yours faithfully,
J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By: _________________________
Authorized Signatory
Name:
Agreed and Accepted By: CHARMING SHOPPES, INC.

By:
Name: Title: